EXHIBIT 5

                      WHITEFORD, TAYLOR & PRESTON
                                 L.L.P.
                        Seven Saint Paul Street
                     Baltimore, Maryland 21202-1626
                              410 347-8700
                            Fax 410 752-7092

                           September 22, 1995

Provident Bankshares Corporation
Calvert & Lexington Streets
Baltimore, Maryland 21202

     Re:     Provident Bankshares Corporation
             Dividend Reinvestment Plan
             Registration Statement on Form S-3

Dear Sirs:

     We have acted as counsel for Provident Bankshares Corporation (the "Company") in connection with the registration by the Company under the Securities Act of 1933, as amended, of 598,117 shares of the Company's Common Stock, par value $1.00 per share (the "Shares"), under a Registration Statement on Form S-3 initially filed with the Securities and Exchange Commission (the "SEC") on September 22, 1995 (the "Registration Statement").

     We have reviewed the Company's corporate records, including its Articles of Incorporation and By-Laws, and such other documents as we considered necessary as a basis for the opinion hereinafter expressed.

     Based upon the foregoing and having regard to the legal considerations which we deem relevant, we are of the opinion that the Shares have been duly and validly authorized, and that when the Registration Statement becomes effective and the Shares are from time to time issued in accordance with the terms and conditions set forth therein, the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the inclusion of this opinion in the Registration Statement and to the reference to our firm therein and in the Prospectus forming a part thereof.

                              Very truly yours,


                              WHITEFORD, TAYLOR & PRESTON L.L.P.